EXHIBIT 10.1

SECURITIES REDEMPTION AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of the 12th day of July, 2013, is made by and among CVC CALIFORNIA, LLC, a Delaware limited liability company (“Seller”), TALON INTERNATIONAL, INC., a Delaware corporation (“Buyer”), and, with respect to Section 4.3 of this Agreement only, Lonnie D. Schnell and Larry Dyne.

Article I.
PURCHASE AND SALE; PRICE

1.1     Purchase and Sale of Shares. Concurrently with the execution and delivery of this Agreement, Seller shall sell and deliver to Buyer, and Buyer shall purchase and redeem from Seller, an aggregate of 407,160 shares (the “Shares”) of Series B Convertible Preferred Stock of Buyer (the “Series B Preferred Stock”), for the consideration set forth in Section  below.

1.2     Purchase Price. Concurrently with the execution and delivery of this Agreement and in consideration of the sale, conveyance, transfer and delivery of the Shares provided for in this Agreement, Buyer shall pay to Seller an aggregate purchase price for the Shares (the “Purchase Price”) of $18,800,000, to be paid as follows:

(a)     $13,000,000 (the “Cash Payment”) by wire transfer of immediately available funds to such bank account of Seller as Seller will designate in writing to Buyer; and

(b)     $5,800,000 by delivery to Seller of a one percent (1%) promissory note issued by Buyer (in the form designated as Exhibit 1.2(b) hereto) and payable to the order of Seller in the principal amount of $5,800,000 and with a term of six (6) months (the “Note”).

1.3     Deliveries. Concurrently with the execution and delivery of this Agreement, (i) Seller shall transfer and assign to Buyer all of the Shares by delivering one or more certificates representing the Shares, duly endorsed for transfer to Buyer or accompanied by an appropriate stock power in respect of the Shares executed by Buyer, and (ii) Buyer shall deliver the Cash Payment and the Note in the manner provided for in Section  above.

Article II.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

2.1     Corporate Organization, etc. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.2     Authorization, etc. Seller has the full legal right, authorization, and capacity to execute and deliver, and to perform its obligations under, this Agreement and to sell, transfer and deliver the Shares. Seller has taken all action necessary to authorize its execution, delivery and performance of its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the valid obligation of Seller, and is legally binding on and enforceable against Seller in accordance with its terms.

2.3     No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any provision of any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or its properties or assets, or (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental authority applicable to Seller.

2.4     Title to Shares. Seller has good and valid right, title and interest to the Shares, all of which are owned by the Seller free and clear of any charge, equitable interest, lien, pledge, security interest, or other similar interest or right (collectively, “Lien”). Seller has the full legal right, power and authority, and any approval required by law, to sell, assign, transfer and deliver the Shares under this Agreement and to make the representations, warranties, covenants and agreements made by Seller under this Agreement. Buyer will acquire good and valid title to the Shares being sold and transferred by Seller hereunder, in each case free and clear of all Liens, other that those created or suffered by Buyer. Seller has not entered into any agreements, understandings or undertakings with respect to the Shares being sold and transferred by Seller under this Agreement pursuant to which Seller is or may become obligated, directly or indirectly, to transfer, dispose of, or assign the Shares, or which would result in any person placing a Lien upon the Shares.

2.5     Governmental Authorities. Seller is not required to submit any notice, report or other filing with and no consent, approval or authorization is required by any governmental or regulatory authority in connection with Seller’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.6     No Consents. No approvals, authorizations, consents, orders or other actions of, or filings with, any person are required to be obtained or made by Seller in connection with the execution of and the consummation of this Agreement and the transactions contemplated under this Agreement.

2.7     Acknowledgment. Seller acknowledges that: (i) Buyer possesses material non-public information about Buyer, including, without, limitation, information concerning Buyer’s financial condition and results of operations from April 1, 2013 through the date hereof, which information has not been publicly disclosed as of the date of this Agreement; (ii) Buyer has made available for inspection by Seller information about Buyer and its operations including, without limitation, Buyer’s financial results for the period from April 1, 2013 through the date hereof; and (iii) Seller has had an opportunity to discuss with Buyer and its directors and/or executive officers, Buyer’s business, management and financial affairs, and Seller has had an opportunity to receive answers to its satisfaction to any questions Seller may have.

2.8     No Other Representations. Except as expressly set forth in this Article II, Seller makes no representations or warranties in connection with the transactions contemplated by this Agreement. Without limitation of the foregoing, Seller makes no representations or warranties regarding Buyer or its business, operations, assets, liabilities, financial condition or prospects.

Article III.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1     Corporate Organization, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2     Authorization, etc. Buyer has the full legal right, authorization, and capacity to execute and deliver, and to perform its obligations under, this Agreement and to purchase, redeem and pay for the Shares in accordance herewith. Buyer has taken all action necessary to authorize its execution, delivery and performance of its obligations under this Agreement and the Note. This Agreement and the Note have been duly executed and delivered by Buyer and constitute the valid obligations of Buyer, and are legally binding on and enforceable against Buyer in accordance with their respective terms.

3.3     No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any provision of any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets, or (ii) violate any provision of law, the certificate of incorporation or by-laws of Buyer, or any order, judgment or decree of any court or other governmental authority applicable to Buyer.

3.4     Governmental Authorities. Buyer is not required to submit any notice, report or other filing with and no consent, approval or authorization is required by any governmental or regulatory authority in connection with Buyer’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.5     No Consents. No approvals, authorizations, consents, orders or other actions of, or filings with, any person are required to be obtained or made by Buyer in connection with the execution of and the consummation of this Agreement and the transactions contemplated under this Agreement.

3.6     Adequate Capital and Surplus. Buyer has adequate capital and legally available surplus in order to redeem the Shares in accordance with the terms of this Agreement, without violation of the Delaware General Corporation Law.

3.7     Equity Proceeds. Not less than $5,500,000 of the Cash Payment represents the proceeds of one or more equity issuances by Buyer subsequent to June 1, 2013.

3.8     Secured Indebtedness. On the date hereof, after giving effect to the Cash Payment, neither Buyer nor any of its subsidiaries is obligated in respect of any indebtedness for money borrowed which is secured by a lien on any asset of Buyer or any of its subsidiaries.

3.9     Investment Intent. Buyer is acquiring the Shares hereunder for its own account, and not with a view to any resale or distribution thereof in violation of any applicable federal or state securities laws.

Article IV.
ADDITIONAL COVENANTS

4.1     Resignations. Concurrently with the execution and delivery of this Agreement, Seller shall deliver to the Chairman of the Board of Directors of Buyer, the resignation of Mark Hughes as a member of the Board of Directors of Buyer, which resignation shall be effective immediately.

4.2     Confidentiality. Seller will hold in strict confidence and not disclose to any other party (other than its counsel and other advisors), without Buyer’s prior consent, all material non-public information received by Seller from Buyer or any of Buyer’s officers, directors, employees, agents, counsel or auditors in connection with the transactions contemplated hereby, except as may be required by applicable law (including, without limitation, the filing of required reports under the Securities Act of 1934, as amended, to report the transactions contemplated hereby) or as otherwise contemplated herein.

4.3     Termination of Stockholders Agreement. Buyer, Seller, Lonnie D. Schnell and Larry Dyne hereby agree that the Stockholders Agreement, dated as of July 30, 2010, by and among such parties (the “Stockholders Agreement”) is hereby terminated and of no further force and effect, and none of the parties thereto shall have any further rights or claims against, or obligations to, any other party thereto in respect thereof, and their respective liabilities and obligations thereunder shall be irrevocably and unconditionally released. Without limitation of the foregoing, the sale, transfer and redemption of the Shares hereunder shall not trigger any tag-along rights under Section 4.6, and none of the payments to be received by Seller in respect of the Shares shall trigger any payment obligation under Section 5, of the Stockholders Agreement.

4.4     Waiver of Preemptive Right. Buyer is issuing and selling up to 66,666,667 shares of Common Stock at a purchase price of $0.09 per share (the “Offering”) and is using the proceeds of such Offering to fund a portion of the Cash Payment. Seller acknowledges that pursuant to Section 7 of the Stockholders Agreement, Buyer is entitled to purchase its pro rata portion of the shares of Common Stock to be sold in the Offering. Seller hereby waives all Seller’s rights under the Stockholders Agreement or otherwise to purchase any of the shares of Common Stock in the Offering.

4.5     Mutual Releases. In consideration of the mutual covenants and agreements contained in this Agreement, Buyer and Seller hereby release, acquit and forever discharge one another and their respective managers, directors, officers, partners, employees and affiliates (collectively. “Affiliates”) from and in respect of any and all demands, claims, controversies, damages, suits, actions, causes of action, accounts, covenants, agreements, debts, liabilities and sums of money due and owing, or that may become due and owing, of any kind whatsoever, at common law, statutory or otherwise, which either such party has or might have, known or unknown, now existing or that might arise hereafter, directly or indirectly attributable to any transactions or dealings between Buyer and Seller on or prior to the date hereof; provided, that these mutual releases shall not constitute or effect any release of any obligations under this Agreement or the Note.

Article V.
MISCELLANEOUS PROVISIONS

5.1     Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of Seller and Buyer.

5.2     Waiver of Compliance; Consents. Any failure of Seller on the one hand, or Buyer on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Buyer or Seller, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section .

5.3     Expenses. Except as otherwise provided in the Note, each party will pay its own legal, accounting and other expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated herein; provided, that Buyer shall, promptly upon request of Seller, pay or reimburse Seller for Seller’s costs associated with its legal review and negotiation of this Agreement and the Note and compliance with applicable securities laws in relation to the transactions contemplated herein, up to an aggregate maximum of $40,000.

5.4     Investigations; Survival of Warranties. The respective representations and warranties and covenants of Seller and Buyer contained herein are true, accurate and correct and shall not be deemed waived or otherwise affected by any investigation made by any party hereto or by the occurrence of the Closing. Each and every such representation and warranty shall survive the Closing Date.

5.5     Notices. Any notice, request, consent or communication (collectively, a “Notice”) under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

(a)           If to Seller, to:

CVC California, LLC
c/o Comvest Capital, LLC
525 Okeechobee Blvd., Suite 1050
West Palm Beach, Florida 33401
Attn: Robert O’Sullivan
Telephone: (561) 727-1800
Facsimile: (561) 727-2100

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attn: Alan I. Annex, Esq.
Telephone: (212) 801-9200
Facsimile: (212) 801-6400

(b)           If to Buyer, to:

Talon International, Inc.
21900 Burbank Blvd., Suite 270
Woodland Hills, California 91367
Attn: Lonnie Schnell
Telephone: (818) 444-4100
Facsimile: (818) 444-4110

with a copy to:

Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, California 91403
Attn: John J. McIlvery, Esq.
Telephone: (818) 444-4500
Facsimile: (818) 444-6302

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail, properly addressed, or (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

5.6     Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement without the prior written consent of all other parties.

5.7     Governing Law. This Agreement shall be governed by the laws of the State of California (regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of California) as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies.

5.8     Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures with full binding legal effect.

5.9     Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

5.10     Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.11     Entire Agreement. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(Signatures on Following Page)

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first hereinabove set forth.

BUYER: TALON INTERNATIONAL, INC.

By:	/s/ Lonnie D. Schnell
Name:	Lonnie D. Schnell
Title:	Chief Executive Officer

SELLER: CVC CALIFORNIA, LLC

By:	/s/ Robert O’Sullivan
Name:	Robert O’Sullivan
Title:	Managing Director

Acknowledged and Agreed
With Respect to Section 4.3 Only:

/s/ Lonnie D. Schnell
Lonnie D. Schnell

/s/ Larry Dyne
Larry Dyne